Exhibit 99.1

FOR:	NATHAN'S FAMOUS, INC.
COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR  IMMEDIATE  RELEASE

NATHAN'S FAMOUS, INC.
REPORTS YEAR-END AND FOURTH QUARTER RESULTS

JERICHO, N.Y., June 8, 2015 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for its fiscal year and the fourth quarter that ended March 29, 2015.

For the fifty-two weeks ended March 29, 2015:

•	Net income increased by 40.5% to $11,703,000 as compared to $8,327,000 for the fifty-two weeks ended March 30, 2014;
•	Earnings per diluted share increased by 40.9% to $2.55 per share, as compared to $1.81 per share for the fifty-two weeks ended March 30, 2014;
•	Income from operations increased by 82.7% to $19,958,000, as compared to $10,921,000 during the fifty-two weeks ended March 30, 2014;
•	Adjusted EBITDA, as subsequently defined, increased by 68.5% to $22,497,000 as compared to $13,350,000 for the fifty-two weeks ended March 30, 2014; and
•	Revenues increased by 24.3% to $99,112,000, as compared to $79,752,000 during the fifty-two weeks ended March 30, 2014.

For the thirteen weeks ended March 29, 2015:

•	Net income increased by 26.2% to $1,537,000, as compared to $1,218,000 for the thirteen weeks ended March 30, 2014;
•	Earnings per diluted share increased by 25.9% to $0.34 per share, as compared to $0.27 per share for the thirteen weeks ended March 30, 2014;
•	Income from operations increased by 66.5% to $2,967,000, as compared to $1,782,000 during the thirteen weeks ended March 30, 2014;
•	Adjusted EBITDA, as subsequently defined, increased by 46.7% to $3,561,000 as compared to $2,427,000 for the thirteen weeks ended March 30, 2014; and
•	Revenues increased by 17.9% to $20,340,000, as compared to $17,259,000 during the thirteen weeks ended March 30, 2014.

On March 10, 2015, Nathan’s completed its financing of $135.0 million aggregate principal amount of 10.000% Senior Secured Notes due 2020. Nathan’s declared a special cash dividend of $25.00 per share, or approximately $116.1 million to shareholders of record on March 20, 2015. The remaining net proceeds are for general corporate purposes, including working capital.

The Company reported the following:

•
License royalties increased by 111.6% to $18,011,000 during the fifty-two weeks ended March 29, 2015, as compared to $8,513,000 during the fifty-two weeks ended March 30, 2014. On March 1, 2014, Nathan’s commenced a new license agreement with John Morrell & Co. concerning the sale of consumer packages of Nathan’s Famous hot dogs at supermarkets, mass merchandisers and club stores.  During the fifty-two weeks ended March 29, 2015, representing the first full fiscal year of the new license agreement, royalties earned under the new agreement were $14,367,000, a 179.1% increase as compared to the $5,147,000 of royalties earned predominantly under the Company’s old license agreement during the prior fiscal year.

•
Sales from the Branded Product Program, featuring the sale of Nathan’s hot dogs to the foodservice industry, increased by 13.6% to $58,948,000 during the fifty-two weeks ended March 29, 2015, as compared to sales of $51,877,000 during the fifty-two weeks ended March 30, 2014.

•
Sales from the Company-operated restaurants increased by 20.0% to $15,874,000 during the fifty-two weeks ended March 29, 2015 as compared to $13,231,000 during the fifty-two weeks ended March 30, 2014. The increase in sales was due to the following: (1) Our Yonkers restaurant, operated for fifty-two weeks this year and was closed for renovations for thirty-three weeks last year; (2) Our Flagship Coney Island restaurant, which was severely damaged by Superstorm Sandy, operated for fifty-two weeks during the current year as compared to operating for only forty-four weeks last year; (3) higher sales at both Coney Island locations during the comparative periods of operations; and (4) Our Oceanside restaurant was relocated and temporarily closed from January through March 2015.

•
Revenues from franchise operations decreased by 2.4% to $5,581,000 during the fifty-two weeks ended March 29, 2015, as compared to $5,718,000 during the fifty-two weeks ended March 30, 2014. Thirty-six new franchised units were opened during the fifty-two weeks ended March 29, 2015, including seventeen Branded Menu Program outlets and thirteen international locations, including our first locations in Costa Rica and Malaysia.

•
During the fifty-two weeks ended March 30, 2014, Nathan’s realized a gain of $2,774,000 in connection with the settlement of its flood damage and contents loss insurance claims relating to Superstorm Sandy and recognized an impairment charge of $400,000 in connection with a long-term investment.

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"), the Company has provided EBITDA excluding (i) interest expense; (ii) provision for income taxes and (iii) depreciation and amortization expense. The Company has also provided Adjusted EBITDA excluding (i) stock-based compensation; (ii) amortization of bond premium on the Company’s available-for sale investments; (iii) insurance gain and (iv) impairment charge on long-term investment that the Company believes will impact the comparability of its results of operations.

The Company believes that EBITDA and Adjusted EBITDA are useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because EBITDA and Adjusted EBITDA are (i) among the measures used by management in evaluating performance and (ii) are frequently used by securities analysts, investors and other interested parties as a common performance measure.

EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and should not be viewed as alternatives to net income (loss) or other measures of financial performance or liquidity in conformity with GAAP. Additionally, our definitions of EBITDA and Adjusted EBITDA may differ from other companies. Analysis of results and outlook on a non-US GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP.

About Nathan’s Famous

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and ten foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 500 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013. For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially include but are not limited to: the impact of our indebtedness, including the effect on our ability to fund working capital, operations and make new investments; economic; weather (including the three-year drought in the Midwest, along with freezing temperatures during the winter causing a reduced supply of cattle), and continued increases in the price of beef trimmings; our ability to pass on the cost of any price increases in beef and beef trimmings; legislative and business conditions; the collectibility of receivables; changes in consumer tastes; the status of our licensing and supply agreements, including the impact of our supply agreement for hot dogs with John Morrell & Co. and any issues arising from or related to the transition from SMG Inc. to John Morrell & Co. as our primary hot dog supplier; the ability to continue to attract franchisees; no material increases in the minimum wage or other changes in labor laws or the impact of a new union contract; our ability to attract competent restaurant and managerial personnel; the enforceability of international franchising agreements; the impact of changes in the economic relationship between the United States and Russia; and the future effects of any food borne illness; such as bovine spongiform encephalopathy, BSE; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

Nathan's Famous, Inc.
Financial Highlights

	Thirteen weeks ended		Fifty-two weeks ended
	Mar. 29, 2015	Mar. 30, 2014	Mar. 29, 2015	Mar. 30, 2014
	(unaudited)		(unaudited)

Total revenues	$20,340,000	$17,259,000	$99,112,000	$79,752,000

Income from operations (a)	$2,967,000	$1,782,000	$19,958,000	$10,921,000

Net income	$1,537,000	$1,218,000	$11,703,000	$8,327,000

Income per share:
Basic	$0.34	$0.27	$2.61	$1.87
Diluted	$0.34	$0.27	$2.55	$1.81

Weighted-average shares used in computing income per share:
Basic	4,521,000	4,459,000	4,486,000	4,450,000
Diluted	4,562,000	4,594,000	4,588,000	4,605,000

(a)
Excludes interest expense, interest income, the gain from insurance payments as a result of the damage and temporary closure of the Coney Island restaurant due to Superstorm Sandy in fiscal 2014, impairment charge based on management’s evaluation of the fair value of its long-term investment in a privately owned corporation in fiscal 2014 and other income, net.

Nathan's Famous, Inc.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

	Thirteen weeks ended		Fifty-two weeks ended
	Mar. 29, 2015	Mar. 30, 2014	Mar. 29, 2015	Mar. 30, 2014
	(unaudited)		(unaudited)
EBITDA
Net income	$1,537,000	$1,218,000	$11,703,000	$8,327,000

Provision for income taxes	675,000	636,000	7,702,000	5,234,000

Depreciation and amortization	268,000	312,000	1,253,000	1,157,000

Interest expense	816,000	-	816,000	135,000

EBITDA	$3,296,000	$2,166,000	$21,474,000	$14,853,000

Adjusted EBITDA
EBITDA	$3,296,000	$2,166,000	$21,474,000	$14,853,000

Insurance loss (gain) (b)	-	27,000	-	(2,774,000)

Impairment charge long-term investments (c)		-	-	400,000

Stock-based compensation	230,000	191,000	859,000	721,000

Amortization of bond premium (d)	35,000	43,000	164,000	150,000

Adjusted EBITDA	$3,561,000	$2,427,000	$22,497,000	$13,350,000

(b)	Represents the elimination of the loss (gain) from insurance payments as a result of the damage and temporary closure of the Coney Island restaurant due to Superstorm Sandy.

(c)	Represents impairment charge based on management’s evaluation of the fair value of its long-term investment in a privately owned corporation.

(d)	Represents the premiums paid on our purchase of available-for-sale securities, consisting of municipal bonds.